Exhibit 2

TRANSACTIONS IN SHARES EFFECTED

BY REPORTING PERSONS DURING PAST 60 DAYS

Name	Nature of Transaction	Date of Transaction (Trade Date)	Number Of Shares	Price Per Share

None.